Exhibit 99.1

Contact:	Gail Brophy	Jason Rubin
	NPS Pharmaceuticals, Inc.	The Redstone Group, LLC
	973-658-8504	610-941-2741

NPS Pharmaceuticals Raises $200 Million to Retire Debt,

Reports Second Quarter Financial Results and Revises Guidance

Parsippany, NJ – August 7, 2007 – NPS Pharmaceuticals, Inc. (Nasdaq: NPSP) today reported financial results for the quarter ended June 30, 2007 and reviewed recent accomplishments under the company’s new business plan.

“Our second quarter results and recent financing and clinical progress reflect the successful execution of our strategy to monetize non-core assets and drive our late-stage clinical programs. We are pleased to announce that we have raised nearly $200 million which will be used to retire our 2008 convertible debt and strengthen our balance sheet,” said Tony Coles, M.D., president and chief executive officer of NPS. “We remain on track to achieve several key milestones this year: the announcement of topline results of the teduglutide Phase 3 study in short bowel syndrome, the continuation of our development work with PREOS and teduglutide in specialty indications, and the consolidation of our operations in New Jersey which will cut our annual facilities costs by 90 percent and increase our operating flexibility.”

Business Highlights

Debt Reduction/Refinancing and Balance Sheet Strength:

NPS has entered into the following three transactions, the proceeds of which will be used to retire all of the Company’s 2008 convertible debt.

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NPS has issued $100 million in Series B Sensipar® royalty-backed notes. The notes are non-recourse to NPS, bear an interest rate of 15.5% and will be repaid only after the Series A Sensipar royalty-backed notes are paid in full. The Series B notes mature March 2017. However, based on third-party forecasts of Sensipar sales, NPS expects the royalty payments will be sufficient to repay the Series B notes by December 2012 after which the Sensipar royalties will return to NPS.

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NPS has issued $50 million in convertible notes to funds managed by Visium Asset Management, LLC. These notes will be convertible into NPS common stock at a conversion price of $5.44 per shares (reflecting a premium of 30%, relative to the five-day volume-weighted average price for NPS common stock of $xx between July 31 and August 6, 2007), mature in 2014 and bear interest at a rate of 5.75% per annum.

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NPS sold its royalty entitlement from European sales of Preotact by Nycomed for $75 million paid as $50 million up front with another $25 million payable in 2010 if certain sales milestones are achieved. This transaction was with Drug Royalty L.P.3.

Portfolio Progress:

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Teduglutide: NPS has completed treatment of patients in the six-month Phase 3 study of teduglutide in 84 patients with short bowel syndrome and expects to complete the analysis of and report topline results for the study in the fourth quarter of 2007. The original endpoint for the study was a twenty percent or greater reduction in total parenteral nutrition at weeks 20 to 24 of the study compared to baseline. During the finalization of the study’s statistical analysis plan the primary endpoint was expanded to incorporate several data points that were included as secondary endpoints in the protocol. The expanded endpoint is designed to account for degree of effect and duration of a patient’s response to teduglutide.

If results of the Phase 3 study are positive, NPS intends to submit a new drug application (NDA) in mid-2008 seeking approval to market teduglutide for the treatment of short bowel syndrome. Once the company has completed its analysis of data from the SBS study, it expects to pursue a pre-NDA meeting with the FDA to discuss its plan for submitting the NDA. The company anticipates submitting marketing applications in Europe and Canada shortly thereafter.

NPS is also conducting preclinical studies with teduglutide as a potential treatment for chemotherapy-induced gastrointestinal mucositis in cancer patients and necrotizing enterocolitis in preterm infants.

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PREOS®: NPS has submitted to the FDA a request seeking orphan drug status for PREOS as a treatment for hypoparathyroidism and is making final plans to pursue clinical testing of PREOS in this indication.

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Preotact®: NPS licensed to Nycomed the rights to market Preotact in additional territories and assume responsibility for supply chain management in all the Nycomed territories. Under the agreement, NPS will receive approximately $11 million from Nycomed as consideration for the acquisition of existing bulk drug inventory.

Site Consolidation:

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NPS repurchased from its lessor and then subsequently sold its facility in Salt Lake City, Utah. The company also sold its technical operations building in Mississauga, Canada and terminated the lease on its research facility in Toronto. By October, the company plans to move its New Jersey headquarters to a smaller facility in Bedminster, New Jersey. These actions will decrease facility costs by over 90 percent resulting in $7 million in annual savings.

Second Quarter 2007 Financial Results

NPS chief financial officer Gerard Michel stated: “With the $200 million in gross proceeds from the Sensipar B-bond transaction the private convertible debt offering and the upfront payment from Drug Royalty, we now have all the monies required to retire the 3% convertible debt without significant dilution of current shareholders. These transactions give us a much stronger balance sheet and the flexibility to invest in our late-stage assets. Due to our successful restructuring activities, we are reducing our previous 2007 operating cash burn guidance by $5 million to a new range of $80 to $90 million and reiterating our 2008 cash born guidance of $35 to $45 million. We are also increasing our previous 2007 year-end cash balance guidance by $15 million to a new range of $65 to $75 million after retiring the 3% convertible debt.”

Key results for the quarter include:

•	Revenues of $13.1 million, up 58% from the second quarter of 2006

•	Operating expenses of $22.3 million, down 48% from the second quarter of 2006

•	Net loss of $14.8 million, or $0.32 per share, down 62% from the second quarter of 2006

NPS incurred a net loss for the second quarter of 2007 of $14.8 million, or $0.32 per share, a 62% reduction from its net loss in the second quarter of 2006 of $39.3 million, or $0.85 per share. For the six months ended June 30, 2007, the net loss was $36.0 million, or $0.77 per share, a 54% reduction from the same period of the prior year of $77.6 million, or $1.68 per share. The reduction in net loss reflects the 2006 and 2007 restructurings which called for aggressive expense reduction measures.

Revenues for the second quarter of 2007 grew 58% to $13.1 million from revenues of $8.3 million in the second quarter of 2006. Revenues for the six months ended June 30, 2007 grew 61% to $23.1 million from revenues of $14.4 million in the same period in the prior year. Increased revenues are primarily the result of higher royalty revenue earned from Amgen on sales of cinacalcet HCl and increased product sales, royalty and milestone revenue earned from Nycomed on sales of Preotact®.

Research and development expenses for the second quarter of 2007 declined 38% to $12.5 million compared to $20.2 million for the same period of 2006. Research and development expense for the six months ended June 30, 2007 declined 45% to $22.7 million compared to $41.4 million for the same period of 2006. These changes are primarily due to decreased clinical development activity for PREOS, reductions in cash and stock compensation, and lower pre-approval manufacturing expenses associated with PREOS, offset by higher pre-approval manufacturing expenses associated with teduglutide.

Selling, general and administrative expenses for the second quarter 2007 declined 67% to $5.4 million compared to $16.0 million for the same period in 2006. Selling, general and administrative expenses for the six months ended June 30, 2007 declined 66% to $11.9 million compared to $34.9 million for the same period of 2006. These decreases are primarily due to reduced pre-launch commercial support for PREOS as well as termination of NPS’s sales promotion of Kineret®, a biologic therapy owned by Amgen, and Restasis®, an ophthalmic product owned by Allergan, in 2006.

Restructuring charges for the second quarter of 2007 were $4.1 million compared to $6.0 million for the same period in the prior year. Restructuring charges for the six months ended June 30, 2007 were $11.2 million compared to $6.0 million for the same period in the prior year. Restructuring charges in 2007 relate primarily to initiatives to restructure operations announced in March 2007 while restructuring charges in 2006 related to initiatives to restructuring operations announced in June 2006.

As of June 30, 2007, the company had 46.3 million shares outstanding and $91.4 million in cash, cash equivalents and marketable investment securities as compared to $146.2 million at December 31, 2006. The company’s June 30 cash balance does not include net proceeds of approximately $216 million from the recent transaction with Drug Royalty, the sales of Series B and convertible notes and the sale of the Salt Lake City facility.

Due to planned decreases in future spending as a result of the March 2007 restructuring and its recent transaction with Nycomed, NPS now expects its 2007 operating cash burn to be no more than $80.0 to $90.0 million and that it will end 2007 with a cash balance of between $65.0 and $75.0 million. The company expects to further reduce operating cash burn in 2008 to $35.0 to $45.0 million.

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations

(In thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenues	$13,115	$8,282	$23,106	$14,365

Operating expenses
Cost of goods sold	1,100	366	2,052	366
Cost of royalties	1,088	704	2,135	1,158
Research and development	12,476	20,176	22,721	41,386
Selling, general and administrative	5,353	16,025	11,923	34,923
Restructuring charges	4,124	6,012	11,238	6,012
Gain on sale of assets held for sale	(1,826)	—	(1,826)	—

Total operating expenses	22,315	43,283	48,243	83,845

Operating loss	(9,200)	(35,001)	(25,137)	(69,480)

Other expense, net	(5,607)	(4,274)	(10,814)	(8,124)

Loss before income tax expense	$(14,807)	$(39,275)	$(35,951)	$(77,604)

Income tax expense	—	—	—	—

Net loss	$(14,807)	$(39,275)	$(35,951)	$(77,604)

Basic and diluted net loss per common and potential common share	$(0.32)	$(0.85)	$(0.77)	$(1.68)

Weighted average common and potential common shares outstanding—basic and diluted	46,719	46,313	46,672	46,275

NPS PHARMACEUTICALS, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands)

(Unaudited)

	June 30, 2007	December 31, 2006
Cash, cash equivalents and marketable investment securities	$91,446	$146,152
Current restricted cash and cash equivalents	8,467	21,921
Account receivable	12,815	15,534
Other current assets	4,079	6,082
Plant and equipment, net of accumulated depreciation and amortization	18,549	19,849
Debt issuance costs	4,315	5,569
Other assets, net of accumulated amortization	10,271	9,633

Total assets	$149,942	$224,740

Liabilities and Stockholders’ Equity (Deficit)
Current liabilities	$19,330	$25,423
Current notes payable	204,023	19,044
Long-term notes payable and other liabilities	152,577	373,517

Total liabilities	375,930	417,984

Paid-in capital and common stock	680,598	677,520
Accumulated other comprehensive loss	(1,763)	(1,892)
Accumulated deficit	(904,823)	(868,872)

Net stockholders’ deficit	(225,988)	(193,244)

Total liabilities and stockholders’ deficit	$149,942	$224,740

About NPS Pharmaceuticals

NPS discovers and develops small molecules and recombinant proteins as drugs, primarily for the treatment of metabolic, bone and mineral, and central nervous system disorders. The company has drug candidates in various stages of clinical development. Additional information is available on the company’s website, http://www.npsp.com.

Conference Call Information

A conference call will be held today at 5:00 p.m. EDT. To participate in the call, dial (866) 202-4367 with passcode 89607320. International callers may dial (617) 213-8845 using the same passcode. In addition, live audio of the conference call will be simultaneously broadcast over the Internet and may be accessed on the company’s home page, http://www.npsp.com. A conference call replay will be available until August 14, 2007 at (888) 286-8010, or (617) 801-6888 for international callers, with passcode 20347471. The webcast will be available for replay and iPod® download for the same period of time.

Cautionary Statement For The Purpose Of The “Safe Harbor” Provisions

Of The Private Securities Litigation Reform Act of 1995

Note: Statements made in this press release, which are not historical in nature, constitute forward-looking statements for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995. Such statements include those regarding: implementation of our new business plan; meeting our 2007 and 2008 operating cash burn and 2007 year-end cash balance targets; partnering our clinical development programs; addressing our convertible debt; completion of ongoing clinical trials with teduglutide and the submission of regulatory filings for teduglutide; exploration of PREOS and teduglutide for additional indications; royalty revenue from Amgen and our ability to repay our Sensipar® secured debt obligations; and our partners’ continued advancement of our partnered programs and drug candidates. These statements are based on management’s current expectations and beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such risks and uncertainties include: we may not be successful in implementing or carrying out our new business plan or reducing our cash burn for future periods; we may not be able to secure a commercial or financial partner for our clinical development programs; even if we are able to secure a partner for one or more of our programs, the terms of the partnership or funding may not be favorable to us; our ongoing clinical trials for teduglutide may not be completed in a timely manner, which would delay the clinical advancement and regulatory approval of teduglutide; the data from our clinical trials with teduglutide may not be positive or ultimately support the filing of an NDA for teduglutide; our data and exploratory findings may not support advancing PREOS or teduglutide in other indications; our royalty revenue from Amgen may not be sufficient to repay our Sensipar® secured debt obligations in accordance with our expectations or at all; we may never develop additional products that generate revenues; the FDA may delay approval or may not approve any of our product candidates; our current collaborators or partners may not devote adequate resources to the development and commercialization of our licensed drug candidates which would prevent or delay introduction of drug candidates to the market; and we may not have or be able to secure sufficient capital to fund our operations and the development and commercialization of our product candidates. All information in this press release is as of August 7, 2007, and we undertake no duty to update this information. A more complete description of these risks can be found in our filings with the Securities and Exchange Commission, including our Current Report on Form 10-Q for the quarter-ended June 30, 2007 and our Annual Report on Form 10-K for the year ended December 31, 2006.

Sensipar® and Kineret® are trademarks owned by Amgen. Restasis® is a trademark owned by Allergan.

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